                                                                      Exhibit 4s

                          PRUCO LIFE INSURANCE COMPANY
                       [2999 North 44th Street, Suite 250
                             Phoenix, Arizona 85014]

            HIGHEST DAILY LIFETIME 6 PLUS BENEFIT SCHEDULE SUPPLEMENT

Annuity Number: [001-0001]

Effective Date of the Highest Daily Lifetime 6 Plus Benefit Rider: [Issue Date of the Annuity]

[[Single][Spousal] Designated Life/Lives]:

   [John Doe]                   Date of Birth: [February 21, 1945]
   [[Mary Doe]                  Date of Birth: [January 1, 1946]]

Roll-Up Rate:  [6.0% per year]

Annual Income Percentage:

[Attained Age of      Annual     Attained Age of      Annual
Single Designated     Income      Younger Spousal     Income
      Life          Percentage   Designated Life    Percentage
-----------------   ----------   ----------------   ----------
 Less than 59 1/2       4%         Less than 65         4%
 59 1/2 - 79            5%         65 - 84              5%
 80 or more             6%         85 or more           6%]

Minimum Guarantee Payment: [$100]

Target Anniversary Date(s): [The 10th Anniversary and the 20th Anniversary of the Effective Date]

Guaranteed Base Value Multiplier:

          [Target Anniversary            Guaranteed Base Value
                 Date                         Multiplier
--------------------------------------   ---------------------
10th Anniversary of the Effective Date             200%
20th Anniversary of the Effective Date             400%]

Periodic Value Cut-Off Date:  [Not Applicable]

Transfer Account: [AST Investment Grade Bond Portfolio]. If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

Charge for the Rider: [You have elected this Rider on a [Single Designated Life] [Spousal Designated Lives] basis. Therefore the charge for the Rider is an annualized rate of [0.85] [0.95]%.]

Account Value "Floor": [The lesser of [$500] or [5%] of the sum of the Unadjusted Account Value on the Effective Date and any subsequent Adjusted Purchase Payments.]

                      HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
                         SCHEDULE SUPPLEMENT (Continued)

                          TRANSFER CALCULATION FORMULA

[The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

.. C//u//   the upper target is established on the Effective Date and is not changed for the life of the guarantee.

.. C//us//  the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee.

.. C//t//   the target is established on the Effective Date and is not changed for the life of the guarantee.

.. C//l//   the lower target is established on the Effective Date and is not changed for the life of the guarantee.

.. L        the target value as of the current Valuation Day.

.. r        the target ratio.

.. a        the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

.. V//V//   the total value of all elected Sub-accounts in the Annuity.

.. V//F//   the Unadjusted Account Value of all elected MVA Options and DCA MVA
           Options in the Annuity

.. B        the total value of all Transfer Account allocations.

.. P        the Income Basis. Prior to the first Lifetime Withdrawal, the Income
           Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis equals the greatest of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income*; and (2) the Protected Withdrawal Value on any Anniversary of the Issue Date subsequent to the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionately for Excess Income* and (3) any highest daily Unadjusted Account Value occurring on or after the later of the immediately preceding Anniversary of the Issue Date, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Adjusted Purchase Payments, and adjusted for Withdrawals, as described in the Rider.

.. T        the amount of a transfer into or out of the Transfer Account

.. T//M//   the amount of a monthly transfer out of the Transfer Account

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

Daily Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

     L = 0.05 * P * a

Daily Transfer Calculation:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

     Target Ratio r = (L - B) / (V//V// + V//F//)

..    If on the third consecutive Valuation Day r > C//u// and r <= C//us// or if on any day r > Cus and transfers have not been suspended due to the 90% cap rule, assets in the elected Sub-accounts, MVA Options and DCA MVA Options, if applicable, are transferred to the Transfer Account in accordance with the "Transfer" section of the Rider.

                      HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
                         SCHEDULE SUPPLEMENT (Continued)

..    If r < C//l//, and there are currently assets in the Transfer Account (B
     > 0), assets in the Transfer Account are transferred to the elected Sub-accounts in accordance with the "Transfer" section of the Rider.

90% Cap Rule: If, on any Valuation Day this Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Unadjusted Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended, even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs due either to a Daily or Monthly Transfer Calculation. Due to the performance of the Transfer Account and the elected Sub-accounts, the Unadjusted Account Value could be more than 90% invested in the Transfer Account.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T = Min (MAX (0, (0.90 * (V//V// + V//F// + B)) - B), [L - B - (V//V// + V//F//)
* C//t//] / (1 - C//t//)) Money is transferred from the elected Sub-accounts, MVA Options, and DCA MVA Options to the Transfer Account

T = {Min (B, - [L - B - (V//V// + V//F//) * C//t//] / (1 - C//t//))} Money is
transferred from the Transfer Account to the elected Sub-accounts

Monthly Transfer Calculation:

On each monthly anniversary of the Issue Date and following the Daily Transfer Calculation, the following formula determines if a transfer from the Transfer Account to the elected Sub-Accounts will occur:

If, after the Daily Transfer Calculation is performed,

{Min (B, .05 * (V//V// + V//F// + B))} < (C//u//* (V//V//+ V//F//) - L + B)/(1 -
C//u//), then

TM = {Min (B, .05 * (V//V// + V//F// + B))} Money is transferred from the Transfer Account to the elected Sub-accounts.]